EXHIBIT 99.1

AT SGK:
Timothy Allen
Vice President, Finance
Operations and Investor Relations
847-827-9494
timothy.allen@sgkinc.com

SGK ANNOUNCES 2013 THIRD-QUARTER RESULTS

● Revenue Up 4.4 Percent Year Over Year
● Operating Income Grew $7.4 Million Year Over Year
● Earnings Per Diluted Share From Continuing Operations Improved $0.22 Year Over Year

Des Plaines, IL, October 30, 2013—Schawk, Inc. (NYSE: SGK), now marketed as SGK (the “Company”), a leading global brand development, activation and deployment company, reported third-quarter 2013 income from continuing operations of $3.5 million, or $0.13 per diluted share, compared to a loss from continuing operations of $2.3 million, or a loss of $0.09 per diluted share, in the third quarter of 2012, representing an improvement of $0.22 per diluted share.

Net revenues grew 4.4 percent during the third quarter of 2013 compared to the prior-year quarter.  Excluding a $1.0 million negative impact of changes in foreign currency translation rates, revenue growth was approximately 5.4 percent for the third quarter of 2013 compared to the same period last year.  Additionally, the Company's largest client channel, consumer packaged goods (CPG), grew 6.4 percent in the 2013 third quarter.

Operating income for the 2013 third quarter was $5.8 million compared to an operating loss of $1.6 million for the same quarter last year, an increase of $7.4 million. On a non-GAAP basis, adjusting for financial impacts relating to certain items further detailed in this release, third-quarter adjusted operating income was $8.6 million in the 2013 period compared to $6.7 million in the prior-year period, an increase of approximately 29 percent.

Adjusted income from continuing operations was $5.3 million, or $0.20 per diluted share, for the third quarter of 2013 compared to $3.0 million, or $0.12 per diluted share, during the comparable prior-year period. Please refer to the tables at the end of this press release for a reconciliation of these non-GAAP measures.

SGK Announces 2013 Third-Quarter Results

Chief Executive Officer David A. Schawk commented, “Each of our segments experienced solid revenue growth in the third quarter. In addition, our largest client channel, CPG, grew 6.4 percent globally in the quarter, and has now seen year-over-year quarterly growth for two years, reflecting the momentum SGK has gained from investing strategically to better align with our clients' needs.  Within our Americas and Europe segments, CPG revenue growth was particularly strong.  In addition, our profitability from continuing operations improved significantly during the quarter, driven in part by revenue growth and measures we have taken to improve our cost structure."

Consolidated Results for the Quarter Ended September 30, 2013
Net revenues in the 2013 third quarter were $110.7 million compared to $106.0 million in the same period of 2012, an increase of approximately $4.7 million, or 4.4 percent. Year-over-year revenues were negatively impacted by changes in foreign currency translation rates of approximately $1.0 million, as the U.S. dollar increased in value relative to the local currencies of certain of the Company’s non-U.S. subsidiaries.

CPG client revenue during the third quarter of 2013 was $95.8 million, or 86.5 percent of total net revenues, compared to $90.0 million in the same period of 2012, an increase of 6.4 percent, primarily due to greater product activity with brand development and deployment. Retail and advertising client revenue in the 2013 third quarter was $14.9 million, or 13.5 percent of total net revenues, a decrease of 6.6 percent, from $16.0 million during the prior-year quarter, primarily due to continued reductions in client promotional activity.

Cost of services (excluding depreciation and amortization) was $67.9 million in the 2013 third quarter, an increase of approximately $2.0 million from $65.8 million in the 2012 third quarter. The increase in cost of services during the third quarter of 2013 compared to 2012 was mainly due to an increase in labor related to the revenue growth during the quarter. As a percentage of revenue, cost of services (excluding depreciation and amortization) improved to 61.3 percent in the third quarter of 2013, or 80 basis points, from 62.1 percent in the prior-year quarter.

Selling, general and administrative expenses (excluding depreciation and amortization) were essentially the same in the third quarter of 2013 compared to the prior-year quarter at $29.4 million.  Reductions in expenses driven by the Company's cost reduction efforts implemented during 2012 and throughout 2013 offset investments that the Company made to improve its opportunities for long-term revenue growth. As a percentage of revenue, selling, general and administrative expenses (excluding depreciation and amortization) improved to 26.6 percent, or 110 basis points, from 27.7 percent.

Business and systems integration expenses related to the Company’s information technology and business process improvement initiative decreased $1.0 million to $2.0 million in the third quarter of 2013 from $3.0 million in the third quarter of 2012, as the Company’s investment in the system build phase was substantially complete.

Acquisition integration and restructuring expenses, related to employee terminations and other associated costs arising from the Company’s continued focus on consolidating, reducing and re-aligning its work force and operations, decreased from $1.2 million in the third quarter of 2012

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SGK Announces 2013 Third-Quarter Results

to $0.7 million in the third quarter of 2013. The actions taken during the third quarter of 2013 are expected to result in annualized savings of approximately $2.0 million, with approximately $0.7 million to be realized during 2013. Actions taken during the first nine months of 2013 are expected to result in annualized savings of approximately $5.2 million, with approximately $2.7 million expected to be realized during 2013.

Operating income was $5.8 million in the third quarter of 2013 compared to an operating loss of $1.6 million in the prior-year comparable quarter. The year-over-year increase was driven primarily by the higher net revenues in the third quarter of 2013 compared to the third quarter of 2012, as well as reduced business and systems integration expenses, reduced acquisition integration and restructuring expenses and impairment of long-lived assets during the third quarter of 2012 that did not occur in the 2013 period. Non-GAAP adjusted operating income was $8.6 million for the third quarter of 2013 compared to $6.7 million in the prior-year comparable period.

In the 2013 third quarter, tax expense was $1.3 million compared to a tax benefit of $0.2 million during the same period in 2012. The increase in tax expense over the prior-year period was principally driven by the increase in the before-tax income from continuing operations.

Income from continuing operations in the third quarter of 2013 was $3.5 million, or $0.13 per diluted share, compared to a loss from continuing operations of $2.3 million, or a loss of $0.09 per diluted share, in same period of 2012. Non-GAAP adjusted income from continuing operations was $5.3 million, or $0.20 per diluted share, for the third quarter of 2013 compared to $3.0 million, or $0.12 per diluted share, on a comparable basis for the prior-year period.

Management Adjusted EBITDA Performance
Management adjusted EBITDA for third quarter of 2013 was $14.0 million compared to $11.3 million in the prior-year period.  Please refer to the “Reconciliation of Non-GAAP Management Adjusted EBITDA” table attached at the end of this press release for a reconciliation of these measures.

Conference Call
SGK invites you to join its third-quarter 2013 earnings conference call on Thursday, October 31, 2013, at 9:00 a.m. Central time.  To participate in the conference call, please dial 866-825-3209 or 617-213-8061 at least five minutes prior to the start time and ask for the Q3 2013 SGK conference call, or on the Internet, go to http://edge.media-server.com/m/p/2jskiupb/lan/en.  If you are unavailable to participate on the live call, a replay will be available through November 7 at 11:59 p.m. Central time. To access the replay, dial 888-286-8010 or 617-801-6888, enter conference ID 30435312, and follow the prompts. The replay will also be available on the Internet for 30 days at the following http://edge.media-server.com/m/p/2jskiupb/lan/en.

About SGK
SGK is a leading global brand development, activation and deployment company that drives brand performance. By creating brands, helping sell brands, producing brand assets and protecting brand equities, we help our clients achieve higher brand performance. SGK's global footprint spans more than 20 countries. For more information visit: http://www.sgkinc.com.

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SGK Announces 2013 Third-Quarter Results

Non-GAAP Financial Measures
In addition to the presentation of Management adjusted EBITDA in this release, the Company has presented certain other non-GAAP measures in the attachment entitled “Reconciliation of Non-GAAP measures to GAAP.”  Management believes that the presentation of non-GAAP measures provides investors with greater transparency and supplemental data relating to the Company’s financial condition and results of operations and provides more consistent insight into the performance of the Company’s core operations from period to period by showing the effects of certain non-operating items.  These non-GAAP measures are reconciled to the closest GAAP measures on the schedules attached to this earnings release.  The non-GAAP measures should not be viewed as alternatives to GAAP and may not be consistent with similar measures provided by other companies.

Safe Harbor Statement
Certain statements in this earnings release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. These statements are made based upon current expectations and beliefs that are subject to risk and uncertainty. Actual results may differ materially from those contained in the forward-looking statements because of factors, such as, among other things, the strength of the United States economy in general and, specifically, market conditions for the consumer products industry in the U.S. and abroad; the level of demand for the Company’s services; unfavorable foreign exchange fluctuations; changes in or weak consumer confidence and consumer spending; loss of key management and operational personnel; the ability of the Company to implement its business strategy and cost reduction plans and to realize anticipated cost savings; the ability of the Company to comply with the financial covenants contained in its debt agreements and obtain waivers or amendments in the event of non-compliance; the ability of the Company to maintain an effective system of disclosure and internal controls and the discovery of any future control deficiencies or weaknesses, which may require substantial costs and resources to rectify; the stability of state, federal and foreign tax laws; the ability of the Company to identify and capitalize on industry trends and technological advances in the imaging industry; higher than anticipated costs or lower than anticipated benefits associated with the Company’s ongoing information technology and business process improvement initiative or unanticipated costs or difficulties associated with integrating acquired operations; higher than expected costs associated with compliance with legal and regulatory requirements; any impairment charges due to declines in the value of the Company’s fixed and intangible assets, including goodwill; the stability of political conditions in foreign countries in which the Company has production capabilities; terrorist attacks and the U.S. response to such attacks; as well as other factors detailed in the Company’s filings with the Securities and Exchange Commission. The Company can give no assurance that the assumptions upon which such forward-looking statements are based will prove to have been correct, and undue reliance should not be placed on such statements. The Company assumes no obligation to update publicly any of these statements in light of future events.

The discussion of the Company’s financial results within this earnings release should be read and considered in context of the Company’s most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission.

For more information about SGK, visit its website at http://www.sgkinc.com.

Schawk, Inc. is now marketed as SGK

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SGK Announces 2013 Third-Quarter Results

Schawk Inc. Consolidated Statements of Comprehensive Income (Loss)
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	September 30,		Increase (Decrease)
	2013	2012	Amount	Percent

Net revenues	$110,692	$106,009	$4,683	4.4%

Operating expenses:
Cost of services (excluding depreciation and amortization)	67,872	65,829	2,043	3.1%
Selling, general and administrative expenses (excluding depreciation and amortization)	29,448	29,347	101	0.3%
Depreciation and amortization	4,782	4,171	611	14.6%
Business and systems integration expenses	1,992	2,997	(1,005)	(33.5)%
Acquisition integration and restructuring expenses	674	1,218	(544)	(44.7)%
Foreign exchange loss (gain)	132	(12)	144	nm
Impairment of long-lived assets	--	4,281	(4,281)	nm
Multiemployer pension withdrawal income	--	(203)	203	nm
Operating income (loss)	5,792	(1,619)	7,411	nm

Other income (expense)
Interest income	108	57	51	89.5%
Interest expense	(1,073)	(917)	(156)	17.0%

Income (loss) from continuing operations before income taxes	4,827	(2,479)	7,306	nm
Income tax provision (benefit)	1,291	(184)	1,475	nm

Income (loss) from continuing operations	3,536	(2,295)	5,831	nm
Income (loss) from discontinued operations, net of tax	(3)	82	(85)	nm

Net income (loss)	$3,533	$(2,213)	$5,746	nm

Diluted Earnings (loss) per share:
Income (loss) from continuing operations	$0.13	$(0.09)	$0.22
Income (loss) from discontinued operations	--	--	--
Net income (loss) per common share	$0.13	$(0.09)	$0.22

Weighted average number of common and common equivalent shares outstanding:
Diluted	26,407	25,980

Comprehensive income	$6,264	$577

nm = not meaningful

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SGK Announces 2013 Third-Quarter Results

Schawk Inc. Consolidated Statements of Comprehensive Income (Loss)
(Unaudited)
(In thousands, except per share amounts)

	Nine Months Ended
	September 30,		Increase (Decrease)
	2013	2012	Amount	Percent

Net revenues	$328,360	$324,156	$4,204	1.3%

Operating expenses:
Cost of services (excluding depreciation and amortization)	202,547	205,656	(3,109)	(1.5)%
Selling, general and administrative expenses (excluding depreciation and amortization)	90,214	90,174	40	--%
Depreciation and amortization	13,558	12,971	587	4.5%
Business and systems integration expenses	6,333	10,459	(4,126)	(39.4)%
Acquisition integration and restructuring expenses	1,228	4,696	(3,468)	(73.9)%
Foreign exchange loss	624	548	76	13.9%
Impairment of long-lived assets	502	4,281	(3,779)	(88.3)%
Multiemployer pension withdrawal income	--	(203)	203	nm
Operating income (loss)	13,354	(4,426)	17,780	nm

Other income (expense)
Interest income	155	82	73	89.0%
Interest expense	(3,303)	(2,676)	(627)	23.4%

Income (loss) from continuing operations before income taxes	10,206	(7,020)	17,226	nm
Income tax provision (benefit)	2,744	(1,515)	4,259	nm

Income (loss) from continuing operations	7,462	(5,505)	12,967	nm
Income (loss) from discontinued operations, net of tax	(6,608)	189	(6,797)	nm

Net income (loss)	$854	$(5,316)	$6,170	nm

Diluted Earnings (loss) per share:
Income (loss) from continuing operations	$0.28	$(0.21)	$0.49
Income (loss) from discontinued operations	(0.25)	--	(0.25)
Net income loss per common share	$0.03	$(0.21)	$0.24

Weighted average number of common and common equivalent shares outstanding:
Diluted	26,324	25,876

Comprehensive loss	$(442)	$(3,466)

nm = not meaningful

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SGK Announces 2013 Third-Quarter Results

Schawk, Inc.
Consolidated Balance Sheets
(In thousands, except share amounts)
	September 30,	December 31,
	2013	2012
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,073	$9,651
Trade accounts receivable, less allowance for doubtful accounts of $2,292 at September 30, 2013 and $2,052 at December 31, 2012	96,672	91,234
Unbilled services	20,412	20,924
Prepaid expenses and other current assets	9,957	10,100
Income tax receivable	3,073	3,032
Deferred income taxes	750	235
Current assets of discontinued operations	--	3,854
Total current assets	135,937	139,030

Property and equipment, net	59,184	60,583
Goodwill, net	203,846	211,903
Other intangible assets, net:
Customer relationships	25,046	28,781
Other	500	633
Deferred income taxes	3,475	5,983
Other assets	8,080	6,771
Long term assets of discontinued operations	--	5,137

Total assets	$436,068	$458,821

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$17,663	$17,833
Accrued expenses	53,955	56,557
Deferred income taxes	2,650	2,175
Income taxes payable	1,504	609
Current portion of long-term debt	3,328	4,262
Current liabilities of discontinued operations	--	1,134
Total current liabilities	79,100	82,570

Long-term liabilities:
Long-term debt	67,079	78,724
Deferred income taxes	1,840	2,044
Other long-term liabilities	41,597	43,536
Long-term liabilities of discontinued operations	--	1,164
Total long-term liabilities	110,516	125,468

Stockholders’ equity:
Common stock, $0.008 par value, 40,000,000 shares authorized, 31,299,357 and 31,172,666 shares issued at September 30, 2013 and December 31, 2012, respectively, 26,203,793 and 26,113,544 shares outstanding at September 30, 2013 and December 31, 2012, respectively	228	227
Additional paid-in capital	212,470	209,556
Retained earnings	88,438	93,897
Accumulated comprehensive income, net	10,563	11,859
Treasury stock, at cost, 5,095,564 and 5,059,122 shares of common stock at September 30, 2013 and December 31, 2012, respectively	(65,247)	(64,756)
Total stockholders’ equity	246,452	250,783

Total liabilities and stockholders’ equity	$436,068	$458,821

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SGK Announces 2013 Third-Quarter Results

Schawk Inc. Segment Financial Data
(Unaudited)
(In thousands)

	Three Months Ended
	September 30,		Increase (Decrease)
	2013	2012	Amount	Percent
Net revenues:
Americas	$82,284	$79,874	$2,410	3.0%
Europe	22,155	19,617	2,538	12.9%
Asia Pacific	11,559	10,457	1,102	10.5%
Intersegment revenue elimination	(5,306)	(3,939)	(1,367)	(34.7)%

Total	$110,692	$106,009	$4,683	4.4%

Operating segment income (loss):
Americas	$13,245	$9,268	$3,977	42.9%
Europe	2,059	(1,658)	3,717	nm
Asia Pacific	1,249	668	581	87.0%
Corporate	(10,761)	(9,897)	(864)	(8.7)%

Operating segment income (loss)	$5,792	$(1,619)	$7,411	nm

	Nine Months Ended
	September 30,		Increase (Decrease)
	2013	2012	Amount	Percent

Net revenues:
Americas	$248,460	$244,855	$3,605	1.5%
Europe	61,811	63,206	(1,395)	(2.2)%
Asia Pacific	32,607	28,887	3,720	12.9%
Intersegment revenue elimination	(14,518)	(12,792)	(1,726)	(13.5)%

Total	$328,360	$324,156	$4,204	1.3%

Operating segment income (loss):
Americas	$40,630	$27,574	$13,056	47.3%
Europe	2,393	249	2,144	nm
Asia Pacific	2,973	1,609	1,364	84.8%
Corporate	(32,642)	(33,858)	1,216	3.6%

Operating segment income (loss)	$13,354	$(4,426)	$17,780	nm

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SGK Announces 2013 Third-Quarter Results

Schawk, Inc.
Reconciliation of Non-GAAP Measures to GAAP
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Operating income (loss) - GAAP	$5,792	$(1,619)	$13,354	$(4,426)
Adjustments:
Business and systems integration expenses	1,992	2,997	6,333	10,459
Foreign currency (gain) loss	132	(12)	624	548
Impairment of long-lived assets	--	4,281	502	4,281
Acquisition integration and restructuring expenses	674	1,218	1,228	4,696
Multiemployer pension withdrawal income	--	(203)	--	(203)

Adjusted operating income - non GAAP	$8,590	$6,662	$22,041	$15,355

Income (loss) from continuing operations - GAAP	$3,536	$(2,295)	$7,462	$(5,505)
Adjustments – net of tax effects (1):
Business and systems integration expenses	1,230	1,821	3,911	6,356
Foreign currency (gain) loss	93	9	432	368
Impairment of long-lived assets	--	2,799	320	2,799
Acquisition integration and restructuring expenses	453	826	808	3,082
Multiemployer pension withdrawal income	--	(123)	--	(123)

Adjusted income from continuing operations – non GAAP	$5,312	$3,037	$12,933	$6,977

Earnings (loss) from continuing operations per diluted share - GAAP	$0.13	$(0.09)	$0.28	$(0.21)
Adjustments – net of tax effects (1):
Business and systems integration expenses	0.05	0.07	0.15	0.24
Foreign currency (gain) loss	--	--	0.02	0.01
Impairment of long-lived assets	--	0.11	0.01	0.11
Acquisition integration and restructuring expenses	0.02	0.03	0.03	0.12
Multiemployer pension withdrawal income	--	--	--	--

Adjusted earnings from continuing operations per diluted share – non GAAP	$0.20	$0.12	$0.49	$0.27

Weighted average common and common stock
equivalents outstanding – GAAP (diluted)	26,407	26,102	26,324	26,006

(1) Adjustments have been tax-effected at the jurisdictions’ statutory rates.

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SGK Announces 2013 Third-Quarter Results

Schawk, Inc.
Reconciliation of Non-GAAP Management Adjusted EBITDA
(Unaudited)
(In thousands)

	Three Months Ended		Nine Months Ended		Twelve Months Ended
	September 30,		September 30,		September 30,
	2013	2012	2013	2012	2013	2012
Income (loss) from continuing operations – GAAP	$3,536	$(2,295)	$7,462	$(5,505)	$(10,649)	$65
Interest expense	1,073	917	3,303	2,676	4,279	4,169
Income tax expense (benefit)	1,291	(184)	2,744	(1,515)	(6,614)	(2,448)
Depreciation and amortization expense	4,782	4,171	13,558	12,971	18,003	17,567
Impairment of long-lived assets	--	4,281	502	4,281	502	4,321
Loss on sale of equipment	--	--	--	--	--	137
Stock based compensation	491	424	1,451	2,665	1,915	3,185
Adjusted EBITDA – non GAAP	11,173	7,314	29,020	15,573	7,436	26,996
Permitted add backs on debt covenants:
Proforma effect of acquisitions and asset sales	(3)	414	804	1,197	1,255	2,165
Acquisition integration and restructuring expenses	--	218	--	246	--	294
Business and systems integration expenses	1,992	2,944	6,000	10,000	6,000	10,000
Multiemployer pension withdrawal expense	--	--	--	--	31,683	--
Adjusted EBITDA for covenant compliance – non GAAP	13,162	10,890	35,824	27,016	46,374	39,455
Acquisition integration and restructuring expenses	674	1,000	1,228	4,450	1,788	4,282
Business and systems integration expenses	--	--	333	234	2,185	3,287
Proforma effect of acquisitions and asset sales	3	(414)	(804)	(1,197)	(1,255)	(2,165)
Multiemployer pension plan withdrawal expense	--	(203)	--	(203)	--	(203)
Foreign exchange loss	132	(12)	624	548	1,899	831
Management adjusted EBITDA – non GAAP	$13,971	$11,261	$37,205	$30,848	$50,991	$45,487

Use of Non-GAAP Adjusted EBITDA, Adjusted EBITDA for covenant compliance, and Management adjusted EBITDA
Adjusted EBITDA, as presented within this release, is defined as earnings before interest, income taxes, depreciation and amortization, and other certain non-cash items.  Adjusted EBITDA for covenant compliance, as defined in the Company’s current debt agreements, is defined as Adjusted EBITDA excluding certain items, including items that are generally considered non-operating, as permitted under the Company’s current revolving credit facility, and is used by management to gauge its ongoing compliance with the Company’s principal debt covenants, as well as pricing on its revolving credit facility.  Management adjusted EBITDA is used to evaluate the core operating activities of the Company from period to period.  None of the measures presented above represent cash flows from operations as defined by generally accepted accounting principles, should not be considered as an alternative to net income or cash flow from operations as an indicator of our operating performance, and are not indicative of cash available to fund all cash flow needs.  These measures also may be inconsistent with similar measures presented by other companies or EBITDA as defined under guidance from the Securities and Exchange Commission.

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